Contact:

Maria A. Grasso

Senior Executive Vice President, Chief Operating Officer

Flushing Bank

(718)  961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Announces Receipt of Empire Shareholder Approval for Pending Acquisition of Empire Bancorp, Inc. and Election Deadline of April 1, 2020 for Merger Consideration

Uniondale, NY – February 27, 2020 – Flushing Financial Corporation (Nasdaq: FFIC) (“Flushing”), parent company of Flushing Bank, announced today that at the special shareholders meeting of Empire Bancorp, Inc. (“Empire”), held today, the merger of Empire with and into Flushing (the “merger”) pursuant to the Agreement and Plan of Merger, dated October 24, 2019, as amended (the “merger agreement”) was approved by the shareholders of Empire. As previously announced, the required regulatory approvals for the merger have been obtained. Flushing and Empire expect the merger to close effective on or about April 4, 2020.

John R. Buran, President and CEO of Flushing, stated, “We are pleased that the Empire shareholders have provided approval to continue to move forward on our acquisition of Empire. We are excited about the projected benefits of this acquisition, including an increase in core deposits, lower cost of funds, improvement in loan to deposit ratios, and enhancement of our core earnings power. This approval brings us another step closer to the execution of our plan to merge our two organizations to achieve significant cost synergies and create one of Long Island’s largest banks by deposit share among regional and community banks. This acquisition will expand Flushing Bank’s reach into Suffolk County, creating a stronger community bank with a network of 24 branches in Queens, Brooklyn, Manhattan, and on Long Island.”

Flushing announced today that 5:00 p.m. Eastern Time on April 1, 2020 (the “Election Deadline”) is the deadline by which Empire shareholders may elect to receive cash, shares of common stock, $0.01 par value per share, of Flushing, or both as “merger consideration” in connection with the merger pursuant to a formula, and subject to the election, allocation and proration procedures, set forth in the merger agreement.    The Election Deadline is based on Flushing’s and Empire’s current expectation that the merger will be completed on or about April 4, 2020. However, the completion of the merger remains subject to the satisfaction or waiver of certain customary conditions contained in the merger agreement.

Empire shareholders wishing to make an election must deliver to Computershare Trust Company, N.A. (the “Exchange Agent”) a properly completed Election Form and Letter of Transmittal by the Election Deadline, except as discussed in the following paragraph with respect to Empire

shareholders who hold shares of Empire common stock in “street name.”    Empire shareholders who do not submit properly completed election materials to the Exchange Agent by the Election Deadline will be deemed to have made no election with respect to their shares of Empire common stock.  Empire shareholders bear the risk of ensuring proper and timely delivery of their election materials.

Empire shareholders who hold their shares of Empire common stock through a broker or other nominee may be subject to an earlier deadline than the Election Deadline for making their elections, based on the instructions of their brokers or other nominees. Any Empire shareholder that holds shares of Empire common stock through a broker should contact their broker for more information.

The Election Form and Letter of Transmittal will first be made available and mailed on February 28, 2020 to Empire shareholders reflected in the records of Empire as of February 24, 2020.  Empire shareholders may obtain additional copies of the election materials by contacting Morrow Sodali, at (800) 662-5200 or EMPK@investor.morrowsodali.com.

A more detailed description of the merger consideration and the election, allocation and proration procedures applicable to elections is contained in the proxy statement/prospectus dated January 17, 2020  (as amended and supplemented from time to time, the “Proxy Statement”).  Empire shareholders are urged to read the Proxy Statement carefully and in its entirety. Copies of the Proxy Statement may be obtained for free by following the instructions below under “Additional Information and Where to Find It.”

About Flushing Financial Corporation

Flushing Financial Corporation (Nasdaq: FFIC) is the holding company for Flushing Bank®, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. Flushing Bank serves consumers, businesses, professionals, corporate clients, and public entities by offering a full complement of deposit, loan, equipment finance, and cash management services through its banking offices located in Queens, Brooklyn, Manhattan, and on Long Island. As a leader in real estate lending, the Bank’s experienced lending teams create mortgage solutions for real estate owners and property managers both within and outside the New York City metropolitan area. Flushing Bank is an Equal Housing Lender. Flushing Bank also operates an online banking division consisting of iGObanking.com®, which offers competitively priced deposit products to consumers nationwide, and BankPurely®, an eco-friendly, healthier lifestyle community brand.

Additional information on Flushing Bank and Flushing Financial Corporation may be obtained by visiting Flushing’s website at http://www.flushingbank.com.

About Empire Bancorp, Inc.

Empire Bancorp, Inc. (OTC: EMPK) is a bank holding company for Empire Bank, a Long Island-based independent bank that specializes in serving the financial services needs of privately-owned small and medium-sized businesses, professionals, nonprofit organizations, real estate investors and consumers through a wide variety of tailored loan and deposit products and business banking services. Empire Bank has four full-service banking offices located in Islandia, Shirley, Port Jefferson Station, and Mineola.

Cautionary Notes on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include: management plans relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future operations, products or services, including the execution of integration plans relating to the proposed transaction; any statements of expectation or belief; projections related to certain financial metrics; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “seek,” “plan,” “may,” “will,” “should,” “could,” “would,” “target,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions or negatives of these words. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time and are beyond our control. Forward-looking statements speak only as of the date they are made. Neither Flushing nor Empire assumes any duty and does not undertake to update any forward-looking statements. Because forward-looking statements are by their nature, to different degrees, uncertain and subject to assumptions, actual results or future events could differ, possibly materially, from those that Flushing or Empire anticipated in its forward-looking statements, and future results could differ materially from historical performance.

Factors that could cause or contribute to such differences include, but are not limited to, those included under Item 1A “Risk Factors” in Flushing’s Annual Report on Form 10-K as of December 31, 2018 and those disclosed in Flushing’s other periodic reports filed with the SEC, as well as the possibility that the expected benefits of the proposed transaction may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the proposed transaction may not be timely completed, if at all; that prior to the completion of the proposed transaction or thereafter, Flushing’s and Empire’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies related to the proposed transaction; that other customary closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ shareholders, customers, employees and other constituents to the proposed transaction; and diversion of management time on merger-related matters. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the proxy statement/prospectus that is included in the registration statement on Form S-4 filed with the SEC in connection with the proposed transaction, as amended and supplemented from time to time. While the list of factors presented here and the list of factors presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. For any forward-looking statements made in this press release or in any documents, Flushing and Empire claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information and Where to Find It

In connection with the merger, Flushing filed a registration statement on Form S-4 with the SEC. Flushing’s registration statement, as amended, was declared effective by the SEC on January 17, 2020. Flushing may file other documents with the SEC regarding the merger. A definitive proxy statement/prospectus was first mailed to Empire shareholders on or about January 21, 2020. Before making any investment decision, investors and shareholders of Flushing and Empire are urged to carefully read the entire registration statement, proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain important information about the merger. Copies of the registration statement, the proxy statement/prospectus (as amended and supplemented from time to time) and other relevant documents filed with the SEC may be obtained free of charge from the SEC’s website at www.sec.gov, from Flushing by sending a written request to Susan K. Cullen, Senior Executive Vice President and Chief Financial Officer, Flushing Financial Corporation, at 220 RXR Plaza, Uniondale, New York 11556, telephone (718) 961-5400, or from Empire by sending a written request to Empire Bancorp, 1707 Veterans Highway, Islandia, NY 11749, Attn: William Franz or calling 631-348-4444.